Exhibit 5.1
August 24, 2010
Independent Bank Corp.
288 Union Street
Rockland, MA 02370
Ladies and Gentlemen:
     This opinion is furnished to you in connection with the filing by Independent Bank Corp., a Massachusetts corporation (the “Company”), with the Securities and Exchange Commission of the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). You have requested our opinion concerning the status under Massachusetts law of the 1,000,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share (“Common Stock”), which are being registered under the Registration Statement for issuance by the Company pursuant to the terms of the Independent Bank Corp. 2010 Dividend Reinvestment and Stock Purchase Plan.
     We have acted as counsel to the Company in connection with the Registration Statement. In that connection we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:
     1. The Restated Articles of Organization of the Company as presently in effect;
     2. The Amended and Restated Bylaws of the Company as presently in effect;
     3. Certain resolutions adopted by the Company’s Board of Directors; and
     4. The Independent Bank Corp. 2010 Dividend Reinvestment and Stock Purchase Plan (the “Plan”).
     In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the Plan as currently in effect; (ii) all actions required to be taken under the Plan by the Board of Directors of the Company and any committee thereof will be taken by the Board of Directors of the Company and any committee thereof, respectively; and (iii) at the time of the issuance of Shares under the Plan, the Company shall continue to have sufficient authorized and unissued shares of Common Stock reserved for issuance thereunder.
     Based upon and subject to the foregoing, we are of the opinion that, upon the issuance of the Shares under the Plan as provided therein, each such Share will be duly authorized, validly issued, fully paid and nonassessable.

     Our opinion is limited to the laws of The Commonwealth of Massachusetts, and we express no opinion with respect to the laws of any other jurisdiction.
     We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to Choate, Hall & Stewart LLP included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
     This opinion is limited to the matters expressly set forth herein. This opinion is given and speaks only as of the date hereof and is limited to our knowledge of the facts and the laws, statutes, rules and regulations, and judicial and administrative interpretations thereof, as currently in effect, and assumes no event will take place in the future which will affect the opinions set forth herein. These are all subject to change, possibly with retroactive effect. We assume no obligation to advise any party of changes of any kind that may hereafter be brought to our attention, even if such changes would affect our opinion, or to update or supplement this opinion after the date hereof.
Very truly yours,
/s/ CHOATE, HALL & STEWART LLP